SUBCONTRACT

THIS SUBCONTRACT is entered into by and between Kenai Defense Company LLC ("Kenai Defense"), an Alaska limited liability company, and Novusterra Inc. a Florida corporation (the "Subcontractor") (individually referred to as a "Party" and collectively, the "Parties").

WHEREAS, Kenai Defense has entered into Other Transaction Agreement No. W912HZ239C009 ("Prime Contract") with the U.S. Army Engineer Research and Development Center (the "Customer");

WHEREAS, Kenai Defense desires Subcontractor to perform services as relating to the production, optimization and scaling of coal-derived nanomaterials and other work as more fully described in this Subcontract;

WHEREAS, Subcontractor is willing to undertake the performance of such services on a Firm Fixed Price basis; and

WHEREAS, Kenai Defense finds Subcontractor is qualified to perform such services, all relevant factors considered.

NOW, THEREFORE, in consideration of these premises, the Parties do mutually agree as follows:

1. TERM AND PERIOD OF PERFORMANCE.

The effective date of this Subcontract is upon the date of the last signature (fully executed Subcontract), hereinafter "Effective Date". The Period of Performance shall commence on the Effective Date and continue through the latest completion/delivery date shown in the line items and shall end on September 24, 2025 unless terminated prior to that date as defined in Section 2 of this Subcontract (the "Term").

2. TERMINATION.

If the Subcontractor materially fails to comply with this Subcontract or is in breach of any provision of this Subcontract, Kenai Defense may terminate this Subcontract upon fifteen (15) days written notice to the Subcontractor.

If the Customer terminates the Prime Contract with Kenai Defense, Kenai Defense will terminate this Subcontract upon written notice to the Subcontractor. Such termination will be effective immediately and Kenai Defense will only compensate the Subcontractor for actual costs incurred to that date.

Either Party may terminate this agreement with or without cause upon ninety (90) days written notice to the other Party.

3. SCOPE.

Subcontractor shall on the terms and conditions more particularly described herein furnish the necessary management, qualified personnel, facilities, equipment and materials necessary for and incidental to the performance of the services set forth in Schedule A, Statement of Work (the "SOW"). Subcontractor may subcontract out portions of the work defined in the SOW to Texas Tech University to be carried out by the Dr. Gerardine Botte research team.

4. PAYMENT SCHEDULE.

In consideration of Subcontractor's responsibilities under this Subcontract, Kenai Defense shall pay to Subcontractor as outlined in the "Payment Schedule" below.

A. Total Amount. The total Subcontract amount shall not exceed $1,000,000. Subcontractor shall not incur nor shall Kenai Defense be liable for costs in excess of such amount.

B. Payment. Kenai Defense will pay the Subcontractor a fixed amount for each Item 1-12 (the Item including all Deliverables as defined in Schedule A of this Subcontract). Kenai Defense will pay Subcontractor for actual costs that the Subcontractor incurs in its performance of the Deliverables. After submitting any Deliverable to Kenai Defense and after Kenai Defense approves of that Deliverable, Subcontractor will submit an invoice for that Deliverable to Kenai Defense and Kenai Defense will send a check payment to the Subcontractor within 30 days of the receipt of the respective invoice.

C. Fixed Payment Amount Per Item.

Item (as defined in the table found in "Exhibit A" Section 3)	**Fixed Payment Amount to the Subcontractor**	**Notes**
1	$7,500	
2	$92,500	
3	$14,500	
4	$58,500	
5	$30,000	
6	$30,000	
7.1, 7.2, 7.3	$245,000	
8	$53,500	
9	$56,500	
10	$95,000	
11, 12	$317,000	$16,685 monthly for 19 months
TOTAL	$1,000,000	

D. Withholding. Kenai Defense may withhold Payment if Subcontractor has not complied

with any material requirement of this Subcontract. Any Payment so withheld shall not accrue interest.

E. Overpayments. Each Payment made shall be subject to reduction to the extent of amounts which are found by Kenai Defense, Kenai Defense's Customer, or Subcontractor not to have been properly payable. Subcontractor shall promptly notify Kenai Defense of any overpayments and remit the overpayment amount to Kenai Defense along with a description of the overpayment, including the circumstances of the overpayment, affected Subcontract, and affected Subcontract line item or subline item if applicable. Kenai Defense, and any affiliate of Kenai Defense, may withhold, deduct, and/or setoff all money due, or which may become due, from Kenai Defense or any affiliate of Kenai Defense, arising out of Subcontractor's performance under this Subcontract or any other transaction Kenai Defense and its affiliates may have with Subcontractor.

5. TECHNICAL REPRESENTITIVE.

Kenai Defense's Technical Representative for this Subcontract shall be Joshua Riley, joshua@kenaidefense.com.

6. STATEMENT OF WORK AND BUDGET.

This Subcontract is subject to:

Schedule A, "Statement of Work"
Schedule B, "Project Budget"

7. FEDERAL FUNDING ACCOUNTABILITY.

This Agreement will be funded, in whole or in part, with funds appropriated by the Federal Government. Subcontractor shall timely provide Kenai Defense with sufficient information to comply with any reporting requirements regarding this Subcontract. Subcontractor warrants that any invoices submitted to the subcontractor reflect the actual costs that Subcontractor incurs in performance of the Deliverables.

8. NATURE OF RELATIONSHIP; INVENTIONS.

A. Independent Contractor Status. The relationship of the Parties under this Subcontract is one of independent contractors, and no joint venture, partnership, agency, employer-employee, or similar relationship is created in or by this Subcontract. Neither Party may assume or create obligations on the other Party's behalf, and neither Party may take any action that creates the appearance of such authority.

B. Inventions. Aside from intellectual property specifically reserved in the Sublicense Agreement between Kenai Defense and American Rare Earth LLC, Kenai Defense shall solely own any intellectual property created pursuant to this Subcontract or the work

defined in Schedule A, Statement of Work ("Kenai Defense Inventions"). The Kenai Defense Inventions have been specifically commissioned or ordered by Kenai Defense as "works made-for-hire," as that term is defined in the United States Copyright Act, and Kenai Defense is therefore the author and the owner of all copyrights and other interests in the Kenai Defense Inventions.

9. GOVERMENT DATA RIGHTS AND COPYRIGHTS.

Technical Data and Computer Software Rights under this Subcontract shall be determined in accordance with DFARS 252-227-7013 (Rights in Technical Data—Noncommercial Items (Feb 2014)) and DFARS 252.227- 7014 (Rights in Noncommercial Computer Software and Noncommercial Computer Software Documentation (Feb 2014)), except at otherwise specified in this Article or the Project. The definitions included in this Article shall replace the definitions found in the referenced DFARS clauses.

A. <u>Definitions</u>. "Government Purpose" means any activity in which the Government is a party. Government purposes include competitive procurement, but do not include the rights to use, modify, reproduce, release, perform, display, or disclose technical data for commercial purposes or authorize others to do so.

"Government Purpose Rights" means the right to use, modify, reproduce, release, perform, display, or disclose technical data within the Government without restriction; and to release or disclose technical data outside the Government and authorize persons to whom release or disclosure has been made to use, modify, reproduce, release, perform, display, or disclose that data for Government purposes. This is a middle path unique to defense contracts that allows contractors to have the exclusive right to use the technical data in the commercial market. Unless otherwise agreed, Government Purpose Rights convert to Unlimited Rights five years after execution of the Project.

"Limited Rights" means the right to use, modify, reproduce, release, perform, display, or disclose technical data, in whole or in part, within the Government. The Government may not, without the written permission of the party asserting limited rights, release or disclose the technical data outside the Government, use the technical data for manufacture, or authorize the technical data to be used by another party. However, the Government may reproduce, release, or disclose such data or authorize the use or reproduction of the data by persons outside the Government if it is necessary for emergency repair and overhaul, or a release or disclosure to a covered Government support contractor in performance of its covered Government support contract (management and administrative support). The recipient of the technical data is subject to prohibition on the further reproduction, release, disclosure, or use of the technical data, and the contractor or subcontractor asserting the restriction shall be notified of such reproduction, release, disclosure, or use.

"Restricted Rights" applies only to noncommercial computer software and means the Government's right to use a computer program on a limited number of computers and make the minimum number of copies of the computer software required for safekeeping

(archive), backup, or modification purposes. However, the Government may allow the use of the noncommercial computer software outside of the Government under a limited set of circumstances, including use by a covered Government support contractor in performance of its covered Government support contract (management and administrative support), and after the contractor or subcontractor asserting the restriction is notified.

"SBIR Data Rights" refers to a Small Business Innovation Research contract and applies to both technical data and computer software. The contractor is entitled the SBIR data protection to all technical data and computer software developed during performance of a SBIR Phase III Subcontract, regardless of the funding source. SBIR Data Rights are generally equivalent to Limited Rights for technical data and Restricted Rights for computer software. In the DOD, SBIR Data Rights survive for five years from the completion of the project, at which point they will convert to Unlimited Rights. SBIR efforts are divided into three successive phases (I, II, III), with the ultimate goal of commercializing the technology in question. The Government can award an unlimited number of SBIR Phase III Subcontracts as long as they are a logical follow-on to the technology being developed, and with the understanding that the five-year clock restarts with every award.

"Specifically Negotiated License Rights" means any modification by mutual Subcontract to the standard DFARS noncommercial data rights categories (Unlimited Rights, Government Purpose Rights, Limited/Restricted Rights) laid out in this Article that the parties consider appropriate to the specific contract action but shall not provide rights less thanthatprovidedbyLimitedRights.AnyrightssonegotiatedshallbeidentifiedinalicenseSubco ntractwritten into or made part of the Project.

"Technical Data" means recorded information, regardless of the form or method of recording, of a scientific or technical nature (including computer software documentation). The term does not include computer software of data incidental to contract administration, such as financial or management information.

"Unlimited Rights" means the right to use, modify, reproduce, perform, display, release, or disclose technical data in whole or in part, in any manner, and for any purpose whatsoever, and to have or authorize others to do so.

B. Allocation of Principal Rights. The Government shall receive a Government Purpose Rights license or an Unlimited Rights license to all technical data and computer software developed and delivered under this Subcontract, except for the technical data and computer software that was previously developed exclusively at the private expense and identified in the Project Statement of Work. To the maximum extent practicable, segregable portions of deliverables that will be restricted shall be clearly identified and labeled by the Subcontractor.

C. Copyrights. Kenai Defense reserves the right to protect by copyright original works developed under this Subcontract, pursuant to 17 U.S.C. §§ 401 and 402. All such

copyrights will be in the name of Kenai Defense Company LLC and Kenai Defense will grant to the Government a non-exclusive, non- transferable, royalty-free, fully paid-up license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, for Governmental purposes, any copyrighted materials developed under this Subcontract.

In the event that information is exchanged with a notice indicating that it is protected under copyright as a published, copyrighted work, and it is also indicated that such information existed prior to, or was produced outside of this Subcontract the Party receiving the information and others acting on its behalf may reproduce, distribute, and prepare derivative works for the sole purpose of carrying out that Party's responsibilities under this Subcontract.

D. Handling of Data. Technical Data and Computer Software Provided by the Government: Technical data and computer software provided by the Government under this Subcontract shall be appropriately marked with a suitable notice or legend and maintained in confidence and disclosed and used by the Subcontractor only for the purpose of carrying out their responsibilities under a specific Project. At no time will technical data and computer software provided by the Government under this Subcontract become the property of the Subcontractor nor does its use in carrying out their responsibilities grant any form of license to the Subcontractor to disclose or use that technical data or computer software for any other purpose, unless specifically agreed to in writing by Kenai Defense after having received the approval of the Government. This includes all technical data.

E. Marking of Data. Except for technical data and computer software developed or delivered with Unlimited Rights, all technical data and computer software developed and delivered under this Subcontract shall have appropriate Data Rights Markings in accordance with DFARS 252.227-7013(f) and 252.227-7014(f). The Government will have Unlimited Rights to all unmarked technical data or computer software.

F. Lower-Tier Subcontracts. Under the Prime Contract, the Government is requiring Kenai Defense to include this Section into the Subcontract and any lower-tier subcontracts. Accordingly, the Subcontractor shall include this Section, suitably modified in any lower-tier subcontracts.

The provisions of this Section shall survive termination of this Subcontract.

10. EXPORT CONTROL AND FOREIGN ACCESS TO TECHNOLOGY.

The Subcontractor shall comply with U.S. Export regulations including, but not limited to, the requirements of the Arms Export Control Act, 22 U.S.C. § § 2751-2794, including the International Traffic in Arms Regulations (ITAR), 22 C.F.R. § 120 et seq.; and the Export Administration Act, 50 U.S.C. app. § 2401 – 2420. The Subcontractor is responsible for obtaining export license or other authorizations/approvals from the proper

authorities, if required, for information or materials provided from on party to another under this Subcontract. Accordingly, the Subcontractor shall not export, directly or indirectly, and products or technology, Confidential Information, or any other information in violation of any U.S. Export laws or regulations.

The Subcontractor shall provide timely notice to Kenai Defense of any proposed transfers from Subcontractor of technology developed under this Subcontract of any type to foreign firms, institutions or individuals.

The security level for this Subcontract is unclassified and the Subcontractor does not receive, generate or store any classified information or materials at its locations.

The Subcontractor shall include this section, suitably modified, in all lower tier agreements for work performed under this Subcontract.

11. PROHIBITION ON CONTRACTING FOR CERTAIN TELECOMMUNICATIONS AND VIDEO SURVEILLANCE SERVICES OR EQUIPMENT.

A. Definitions.

As used in this clause, Backhaul means intermediate links between the core network, or backbone network, and the small subnetworks at the edge of the network (e.g., connecting cell phones/towers to the core telephone network). Backhaul can be wireless (e.g., microwave) or wired (e.g., fiber optic, coaxial cable, Ethernet).

Covered foreign country means The People's Republic of China.

Covered telecommunications equipment or services means
(1) Telecommunications equipment produced by Huawei Technologies Company or ZTE

Corporation (or any subsidiary or affiliate of such entities);
(2) For the purpose of public safety, security of Government facilities, physical security

surveillance of critical infrastructure, and other national security purposes, video surveillance and telecommunications equipment produced by Hytera Communications Corporation, Hangzhou Hikvision Digital Technology Company, or Dahua Technology Company (or any subsidiary or affiliate of such entities);

(3) Telecommunications or video surveillance services provided by such entities or using such

equipment; or

(4) Telecommunications or video surveillance equipment or services produced or provided by an entity that the Secretary of Defense, in consultation with the Director of

National Intelligence or the Director of the Federal Bureau of Investigation, reasonably believes to be an entity owned or controlled by, or otherwise connected to, the government of a covered foreign country.

Critical technology means
(1) Defense articles or defense services included on the United States Munitions List set forth in

the International Traffic in Arms Regulations under subchapter M of chapter I of title 22, Code of Federal Regulations;

(2) Items included on the Commerce Control List set forth in Supplement No. 1 to part 774 of the Export Administration Regulations under subchapter C of chapter VII of title 15, Code of Federal Regulations, and controlled

(i) Pursuant to multilateral regimes, including for reasons relating to national security, chemical and biological weapons proliferation, nuclear nonproliferation, or missile technology; or

(ii) For reasons relating to regional stability or surreptitious listening;
(3) Specially designed and prepared nuclear equipment, parts and components, materials,

software, and technology covered by part 810 of title 10, Code of Federal Regulations (relating to assistance to foreign atomic energy activities);

(4) Nuclear facilities, equipment, and material covered by part 110 of title 10, Code of Federal Regulations (relating to export and import of nuclear equipment and material);

(5) Select agents and toxins covered by part 331 of title 7, Code of Federal Regulations, part 121 of title 9 of such Code, or part 73 of title 42 of such Code; or

(6) Emerging and foundational technologies controlled pursuant to section 1758 of the Export Control Reform Act of 2018 (50 U.S.C. 4817).

Interconnection arrangements means arrangements governing the physical connection of two or more networks to allow the use of another's network to hand off traffic where it is ultimately delivered (e.g., connection of a customer of telephone provider A to a customer of telephone company B) or sharing data and other information resources.

Reasonable inquiry means an inquiry designed to uncover any information in the entity's possession about the identity of the producer or provider of covered telecommunications equipment or services used by the entity that excludes the need to include an internal or third-party audit.

Roaming means cellular communications services (e.g., voice, video, data) received from a visited network when unable to connect to the facilities of the home network either because signal coverage is too weak or because traffic is too high.

Substantial or essential component means any component necessary for the proper function or performance of a piece of equipment, system, or service.

B. Prohibition.

(1) Section 889(a)(1)(A) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (Pub. L. 115-232) prohibits the head of an executive agency on or after August 13, 2019, from procuring or obtaining, or extending or renewing a contract to procure or obtain, any equipment, system, or service that uses covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system. The Contractor is prohibited from providing to the Government any equipment, system, or service that uses covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system, unless an exception at paragraph (c) of this clause applies or the covered telecommunication equipment or services are covered by a waiver described in FAR 4.2104.

(2) Section 889(a)(1)(B) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (Pub. L. 115-232) prohibits the head of an executive agency on or after August 13, 2020, from entering into a contract, or extending or renewing a contract, with an entity that uses any equipment, system, or service that uses covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system, unless an exception at paragraph (c) of this clause applies or the covered telecommunication equipment or services are covered by a waiver described in FAR 4.2104. This prohibition applies to the use of covered telecommunications equipment or services, regardless of whether that use is in performance of work under a Federal contract.

(c) Exceptions. This clause does not prohibit contractors from providing

(1) A service that connects to the facilities of a third-party, such as backhaul, roaming, or interconnection arrangements; or

(2) Telecommunications equipment that cannot route or redirect user data traffic or permit visibility into any user data or packets that such equipment transmits or otherwise handles.

(d) Reporting requirement.
(1) In the event the Subcontractor identifies covered telecommunications equipment or services used as a substantial or essential component of any system, or as critical technology as part of any system, during contract performance, or the Subcontractor is

notified of such by a subcontractor at any tier or by any other source, the Subcontractor shall report the information in paragraph (d)(2) of this clause to Kenai Defense.

(e) Subcontracts. The Subcontractor shall insert the substance of this clause, including this paragraph (e) and excluding paragraph (b)(2), in all subcontracts and other contractual instruments, including subcontracts for the acquisition of commercial items.

C. Lower-Tier Subcontracts. Under the Prime Contract, the Government is requiring Kenai Defense to include this Section into the Subcontract and any lower-tier subcontracts. Accordingly, the Subcontractor shall include this Section, suitably modified, in any lower-tier subcontracts.

11. CONFIDENTIAL INFORMATION.

A. Confidentiality. During the Term, the Subcontractor may have access to or receive certain information of or about Kenai Defense that Kenai Defense designates as confidential or that, under the circumstances surrounding disclosure, ought to be treated as confidential by the Subcontractor ("Confidential Information"). Confidential Information includes information relating to Kenai Defense or its current or proposed business, financial statements, budgets and projections, customer, and project information, potential and intended customers, products, strategies, business plans, and other confidential information provided orally, in writing, by report or by any other media. The Subcontractor will treat the Confidential Information as confidential and will not disclose it to any third party or us it for any purpose but to fulfill its obligations in this Subcontract. The Subcontractor shall use due care and diligence to prevent the unauthorized use of disclosure of such information.

B. Exceptions. The obligations and restrictions in Subsection A do not apply to that part of the Confidential Information that the Subcontractor demonstrates is requested or legally compelled, or is required by a regulatory body, to be disclosed.

C. Remedy. Money damages may not be a sufficient remedy for any breach of this section by the Subcontractor and, in addition to all other remedies, Kenai Defense may seek (and may be entitled to) as a result of such breach, specific performance and injunctive or other equitable relief as a remedy.

12. RETURN OF PROPERTY.

Within fifteen (15) days of the expiration or earlier termination of this Subcontract, the Subcontractor shall return to Kenai Defense all Confidential Information in Subcontractor's possession. Unless either Party terminates this Subcontract before the expiration of the Term, the Subcontractor will retain title to equipment it purchases to perform the work under this Subcontract with Kenai Defense's prior written approval.

13. LIABILITY OF THE PARTIES.

With regard to the activities undertaken pursuant to this Subcontract, no Party shall make any claim against the other, employees of the other, contractors, or subcontractors for any injury to or death of its own employees or employees of its contractors, or subcontractors, or for damage to of loss of its own property of that of its contractors or subcontractors, whether such injury, death, damage or loss arises through negligence or otherwise, except in the case of willful misconduct.

The Parties shall not be liable to each other for consequential, punitive, special, and incidental or other indirect damages, whether arising in contract (including warranty), tort or otherwise, except to the extent such damages are caused by a Party's willful misconduct.

In no event shall the liability of Kenai Defense, the Subcontractor or any other entity performing research activities under this Subcontract exceed the amount payable under this Subcontract.

Kenai Defense and Subcontractor each agree to indemnify, defend and hold harmless the other, its officers, trustees, agents and employees, from any and all damages, liabilities, claims, suits, demands, and all expenses and costs including reasonable attorney's fees and costs, arising out of the Subcontract that are caused, in whole or in part, by the negligent or wrongful acts or omissions of the other Party.

14. GOVERNING LAW.

The laws of the State of Utah govern this Subcontract (without giving effect to its conflicts of law principles). Both Parties consent to the personal jurisdiction of the state and federal courts having jurisdiction over Davis County, Utah.

15. GENERAL PROVISIONS.

A. Waiver

No waiver of any rights shall be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

B. Section Headings

The headings and subheadings of the sections of this Subcontract are intended for convenience or reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Subcontract.

C. Severability

If any provision of this Subcontract becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Subcontract shall continue in full force and effect without said provision; Provided that no such severability shall be effective if the result of such action materially changes the economic benefit of this Subcontract to the Parties.

D. Force Majeure

No failure or omission by Subcontractor in the performance of any obligation of this Subcontract shall be deemed a breach of this Subcontract or create any liability if the same shall arise from any cause or causes beyond the control of the Parties, including but not limited to, the following: acts of God; acts or omissions of any Government; any rules, regulations or orders issued by any Governmental authority or by any officer, department, and agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion and provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above mentioned causes.

E. Right to Develop Independently

Nothing in this Subcontract will impair any Party's right to independently acquire, license, develop or have developed, utilize or otherwise exploit information and technology with the same or similar uses or functions as the information or technology that is the subject of the Subcontract.

[INTENTIONALLY BLANK, SIGNAUTRE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties below hereby execute this Subcontract on ~~January~~ February 8, 2024.

NOVUSTERRA INC.

Date: February 7, 2024

By: ____________________
Name: Greg Jensen
Title: CEO

KENAI DEFENSE COMPANY LLC

Date: February 8,2024

By: ____________________
Name: Jeremiah Riley
Title: CEO

SCHECULE A

SUBCONTRACTOR STATEMENT OF WORK

NOVUSTERRA INC.

1. Background. The purpose of this technical work is to support the Customer on RDT&E efforts into the production and optimization of coal-derived carbon nanomaterials. During the Term of this Subcontract, the Subcontractor will undertake the specific tasks and deliver the deliverables outlined in Section 3 below.

2. Objective. The objective of this focused effort is to develop and optimize coal-based carbon materials to support Kenai Defense as it works to advance the Customer's mission. and to develop lighter, leaner, and rapidly deployable material to the warfighter.

3. Specific Tasks and Deliverables. The Subcontractor will (1) undertake the tasks, and (2) produce the deliverables as defined in the table below:

Item	***Task***	***Deliverable/Milestone***		***Deadline Subcontract Effective Date / Date of Award (DOA)***
1: Significant support from second-tier subcontractor, Texas Tech University	*Technical/kick-off meeting and Project Plan*	Technical kick-off meeting &Project Plan. Deliverable: power point presentation with project plan.		DOA+.5 months
2: Significant support from second-tier subcontractor, Texas Tech University	*Laboratory scale carbon nanomaterial production design (electrolysis and spray pyrolysis). Electrolysis system to handle 30 g per batch. Spray pyrolysis system to handle 6 g per batch.*	Laboratory scale production design and report: Deliverable: PowerPoint presentation with components. Complete purchase of components for the lab scale system.		DOA+3 months
3: Significant support from second-tier subcontractor,	*Laboratory scale production apparatus assembly*	Laboratory scale production apparatus assembled and report. Deliverable: Assemble laboratory scale apparatus. Report including preliminary data of operation (electrolysis conditions, 1 batch of		DOA+4 months

Texas Tech University	*(electrolysis and spray pyrolysis)*	nanoparticles synthesis with characterization, TEM/SEM).		
4: Significant support from second-tier subcontractor, Texas Tech University	*Electrolysis/spray pyrolysis operation, observation, and material delivery, optimization needs identified and report*	Operate the electrolysis/spray pyrolysis apparatus on a continuous cycle for 60 days. During this time make observations for optimization and adjustments (solution, temperature, cycle time, best coal types for the process). Identify the optimization needs/goals for the production process and produce a report that discusses these. <u>Deliverable</u>: report with findings. Deliver material from 60 batch cycles to Kenai Defense.		DOA+6 months
5: Significant support from second-tier subcontractor, Texas Tech University	*Carbon Nanomaterial Production, Characterization and Support*	Continue to operate the laboratory scale apparatus and deliver nanomaterial to Kenai Defense. Perform characterization analysis of carbon nanomaterials and precursor solution and record these findings in a report. <u>Deliverable</u>: report with the characterization of the nanomaterial and up to 10 samples of 1 g each of nanomaterials sent to Kenai Defense.		DOA+7 Months
6: Significant support from second-tier subcontractor, Texas Tech University	*Initial laboratory scale production improvements and report*	Operate the laboratory scale electrolysis process on a continuous cycle and deliver material to Kenai Defense. Observe the performance of the process and record the findings in a report. <u>Deliverable</u>: report with the characterization of the material and the operating conditions. Deliver material from 30 batch cycles to Kenai Defense for comparative testing.		DOA+8 Months
7: Significant support from second-tier subcontractor, Texas Tech University	*Continue to operate the laboratory scale apparatus and gather data. Perform final laboratory scale carbon nanomaterial*	Completion of laboratory scale production apparatus optimization and report. <u>Deliverables</u>: 7.1 Complete phase 1 optimization of the laboratory scale apparatus. Update progress via power point presentation to Kenai Defense. 7.2: Complete phase 2 optimization of the laboratory		DOA+14 months

	production improvements and produce a report	scale apparatus. Update progress via power point presentation to Kenai Defense. Complete phase 3 optimization of the laboratory scale apparatus. Report on complete findings and improvements made during phases 1-3 optimization sent to Kenai Defense.		
8: Significant support from second-tier subcontractor, Texas Tech University	*Produce 50 laboratory scale batch cycles of material, pre-pilot scale apparatus design, and report*	Produce 50 laboratory scale batches of material and deliver to Kenai Defense. Deliverable: Pre-pilot scale production design and findings report. Produce 50 samples of 0.5g each.		DOA+16 Months
9: Significant support from second-tier subcontractor, Texas Tech University	*Pre-pilot scale carbon nanomaterial production apparatus produced and final report*	Pre-pilot scale carbon nanomaterial production apparatus assembled and final report. Deliverable: Report with design of pre-pilot scale production system.		DOA+19 months
10:	Pilot scale facility design and operational business plan.	Pilot scale facility design produced and operational business plan for the facility. Deliverable: report with business plan and conceptual drawings of a pilot scale facility for carbon nanomaterial production.		DOA+19 months
11:	Monthly status updates of project progress and work completed by Novusterra and Texas Tech	Provide 1-2 page monthly updates on the 25th of each month that highlight progress on all of the deliverables and key tasks undertaken during the month. Deliverable: monthly status updates sent to Kenai Defense for the duration of the project.		Monthly for the duration of the project (19 months).
12:	Monthly Teams meeting with Kenai Defense, Texas Tech personnel, and Novusterra	Monthly Teams meeting to discuss technical accomplishments. Deliverables: one hour meeting each month for the duration of the project with presentation material discussing the accomplishments of the prior month and work scheduled for the following month. This can be an agenda or a PowerPoint, as appropriate		Monthly for the duration of the project (19 months).

SCHEDULE B

Project Budget

Novusterra Budget									
Army Project									
FY 2023									
				Allocated		**Allocated**			
	Budget		**Year 1**	**% of**	**Year 2**	**% of**			
			2023/2024	**Time**	**2024/2025**	**Time**			**Total**
	Personnel / Staffing								
		CEO, Greg Jensen	$ 32,295.00	20%	$ 32,295.00	20%			$ 64,590.00
		CFO, Josh Brumbaugh	$ 48,442.50	45%	$ 48,442.50	45%			$ 96,885.00
		Jeff Peterson - Operations	$ 23,683.00	22%	$ 23,683.00	22%			$ 47,366.00
		Gerardine Botte - Ph. D Research and Technol	$ 57,000.00	50%	$ 57,000.00	50%			$ 114,000.00
		Lab Assistant	$ -	10%	$ -	10%			$ -
			$ 161,420.50		$ 161,420.50				$ 322,841.00
	Overhead								
		Rent - Fishers Office	$ -		$ -				$ -
		Rent - Hazard, KY Location	$ -		$ -				$ -
		Professional Software	$ -		$ -				$ -
		Other	$ -		$ -				$ -
			$ -		$ -				$ -
	Professional Services								
		ReElement Technical Support	$ -		$ -				$ -
		Texas Tech Technical Support	$ 233,000.00		$ 355,000.00				$ 588,000.00
		Other	$ -		$ -				$ -
			$ 233,000.00		$ 355,000.00				$ 588,000.00
	Equipment								
		Equipment	$ -		$ -				$ -
		Materials	$ -		$ -				$ -
		Other	$ -		$ -				$ -
			$ -		$ -				$ -
	Other								
		Management Fees	$ 45,000.00		$ 45,000.00				$ 89,159.00
		Other Misc.	$ -		$ -				$ -
			$ 45,000.00		$ 45,000.00				$ 89,159.00
		Total Expenses	$ 439,420.50		$ 561,420.50				$ 1,000,000.00